EXHIBIT 10.18

RESTATED REVOLVING NOTE

$1,500,000.00	St. Louis Park, Minnesota November 22, 2004

        For value received, the undersigned, Insignia Systems, Inc., a Minnesota corporation (the “Borrower”), hereby promises to pay, on demand, or if demand is not sooner made, on April 30, 2006 (“Final Due Date”), to the order of Itasca Business Credit, Inc., a Minnesota corporation (the “Secured Party”), at its main office in St. Louis Park, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) or, the aggregate unpaid principal amount of all advances made by the Secured Party to the Borrower hereunder, together with interest on the principal amount hereunder remaining unpaid from time to time (the “Principal Balance”) computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Financing Agreement dated September 16, 2004 (the “Financing Agreement”), by and between the Secured Party and the Borrower. The Secured Party can extend the Final Due Date, at its election, and can provide that the Final Due Date shall be automatically extended for successive 30 day periods until a demand for repayment is made by the Secured Party.

        Interest accruing on the Principal Balance hereof shall also be payable on demand.

        This Note may be prepaid in whole at any time or from time to time in part in accordance with the terms and provisions of the Financing Agreement, provided that any prepayment in whole of this Note shall include accrued interest thereon. This Note is issued pursuant to, and is subject to, the Financing Agreement, which provides for, among other things, acceleration hereof. This Note is the Note referred to in the Financing Agreement.

        This Note is secured, among other things, pursuant to the terms of the Security Agreement dated September 16, 2004, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

        The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in accordance with the terms of the Financing Agreement, whether or not legal proceedings are commenced.

        This Note shall be immediately due and payable (including unpaid interest accrued hereon) without demand or notice thereof upon the filing of a petition by or against the Borrower under the United States Bankruptcy Code.

        Presentment or other demand for payment, notice of dishonor and protest are expressly waived except as expressly provided in the Financing Agreement.

Insignia Systems, Inc. Borrower

By:	/s/ Scott F. Drill

Name:	Scott F. Drill
Its:	President